Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of Inverness Medical Innovations, Inc. of our report dated June 13, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Cholestech Corporation which appears in Cholestech Corporation’s Annual Report on Form 10-K for the year ended March 30, 2007, which has been incorporated by reference in Inverness Medical Innovations, Inc.’s Current Report on Form 8-K dated July 20, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/S/ PRICEWATERHOUSECOOPERS LLP
San Jose, California
October 5, 2007